                                                                   EXHIBIT 19.01
                  [Letterhead of Programming and Systems, Inc.]


January 5, 1996


To: The Shareholders of Programming and Systems, Inc. ("PSI")

Dear PSI Shareholder:

      PSI is pleased to provide you with this report and to invite you to attend a Director's meeting on February 22, 1996 as noted below.

                               FINANCIAL STATEMENT

      Enclosed are the audited financial statements for PSI Settlement Corp. ("PSC") for the fiscal years ended February 28, 1994 and 1995.

      With regard to Programming and Systems, Inc. ("PSI"), management has been unable to prepare audited financial statements for the years preceding 1995 because all of the records of the discontinued vocational school subsidiaries are either unavailable or obtainable at prohibitive cost.

      In accordance with the orders of Federal Judge Robert Sweet PSI Settlement Corp. ("PSC") was formed on November 17, 1993 to hold the assets resulting from the disposition of the class action lawsuit filed by the shareholders of PSI in the United States District Court for the Southern District of New York. In compliance with Judge Sweet's orders, the PSC shares are being held in escrow for the benefit of PSI shareholders. Management expects to have the Escrow Agents distribute these shares and to list them on NASDAQ.

                      PROGRAMMING AND SYSTEMS, INC. ("PSI")

      In December 1993 the management of PSI resigned and the Board of Directors was realigned. Two new Board members were elected and the new Board appointed a new slate of corporate officers.

      The current management of PSI took office at the beginning of 1994, at which time the Company was faced with many problems, which included the following:

      o     a class action lawsuit against PSI by its shareholders;

      o     an action by the Securities and Exchange Commission ("SEC");

      o claims by the U. S. Department of Education ("DOE") and the United States Attorney's Office;

      o a subpoena from the Department of Education Inspector General for the Company's corporate records;

      o and numerous major and minor civil suits by creditors, former students and landlords of properties leased by PSI's former subsidiaries, which leases were guaranteed by PSI.

      We are pleased to inform you that PSI has made significant progress in dealing with the above and other ongoing problems. The current status is as follows:

      o the class action lawsuit against PSI by its shareholders has been settled;

      o     the action by the SEC has been settled;

      o the subpoena from the Department of Education Inspector General has been complied with; the investigation launched by the United States Attorney in Michigan has been concluded without charges being filed against PSI;

      o all of the landlord claims against PSI on its lease guarantees have been settled;

      o many of the lawsuits and claims by PSI's creditors have been resolved favorably;

      o PSI's lease for 50,000 square feet in Manhattan has been terminated and the Company has relocated to smaller and less costly corporate offices in New Rochelle, New York; and

      o overhead has been cut dramatically by reducing the number of corporate personnel to four and the monies expended on professional fees.

      The Internal Revenue Service is concluding its audit of PSI's tax return for the fiscal year ended February 28, 1993. Because of timing differences in the year in which bad debt and uncollected student receivables may be deducted, the IRS may levy a tax assessment with an offsetting increase in PSI's net operating loss carry-forward. In addition, it remains unclear whether the Department of Education will file claims against PSI arising out of its discontinued vocational school operations.

      Management is of the opinion that if both the income tax and Department of Education claims are filed against PSI, that PSI can prevail or resolve them in a manner favorable to the Company but with significant expenses for professional fees and executive personnel time. If PSI is successful in the disposition of these claims, it will realize the value of one of PSI's principal assets, a large net operating loss carry-forward.

      PSI has also submitted substantial claims to and commenced litigation against its insurance carrier for property damage and business interruption losses resulting from damages incurred in a fire on April 29, 1993 at PSI's former premises located in New York City.

                          PSI SETTLEMENT CORP. ("PSC")

      At the time the class action by the shareholders of PSI was settled, it was stated that the shares of PSC given to the Escrow Agents might produce for all shareholders of PSC an additional $1.50 per share upon liquidation. Pursuant to the orders of Judge Sweet, as amended, the continued operation of PSC is permitted, in lieu of liquidation, if its shares can be listed on NASDAQ by June 12 1997. Management is of the opinion that the value of PSC can best be realized by distributing these shares from escrow in 1996 for that purpose. The value of PSC as an operating company is greater than the value of the assets if they were forced to be sold in liquidation.

      PSC operates three divisions: Food Services, Real Estate, and Medical Financial. Management is planning to change the corporate name so that it better describes its operations. A name currently under consideration is FRM Nexus, Inc. The Company will he considering other names. including any which you submit, before the scheduled Director's meeting on February 22, 1996.

      The Food Service Division consists of fourteen Wendy's Restaurants which are operated by two management corporations under franchise agreements with Wendy's parent corporation. The management agreements provide for sharing of the operating profits. Historically, the Food Service Division has been profitable, although just as the economy has fluctuated, so too have the profits of the restaurants. Management expects the Food Service Division to continue to be profitable.

      Presently, the Real Estate Division consists of a variety of parcels of real estate which are owned in fee and are in various stages of development. For several years the value of the real estate has been depressed, reflecting the overall condition of the real estate market in New York and Connecticut. The February 28, 1995 financial statement enclosed herein carries these properties at the lower of cost or the then current appraised value. As of the writing of this letter, the general real estate market is recovering and management is optimistic about the prospect for gain on the sale or development of the properties. A brief description of each parcel follows:

            East Granby, CT - This is a partially built two story office building located in East Granby, Connecticut. PSC carries the property at a value of $900,000. Recently, a long term lease for the second floor was signed with a triple A rated tenant. The prospect for leasing the first floor appears bright. Management expects to complete the construction and obtain sufficient financing to recover significantly more than the $900,000 carrying value and to derive a continuing income from the building when it is fully leased.

            Brookfield, CT - This holding consists of two parcels of undeveloped land in Brookfield, Connecticut. Their highest and best use is commercial. One parcel is on Federal Road, just across the road from the very popular Stu Leonards supermarket. PSC is seeking approval to develop a 24,000 square foot building on this site and if the permits are granted, the prospect of leasing or selling the parcel appears quite good. The other parcel is best suited for office or restaurant development and PSC plans to seek approval for one of these uses in 1996. Both parcels are carried on the books for a combined value of $430,000, which is their cost, and which is believed to be less than their fair market value.

            Goshen, NY - This property consists of 122 acres of land in Goshen, New York. A subdivision plan had been approved for this parcel but after a PSC subsidiary took title the Village of Goshen rezoned the property. The PSC subsidiary filed a lawsuit challenging the rezoning in order to insure the viability of the previously approved subdivision. Meanwhile, management is actively negotiating to settle the lawsuit, which would then permit the PSC subsidiary to sell the property or undertake to develop 165 single family homes. It is carried on the books at $380,000, which represents its appraised value as undeveloped land.

            Pound Ridge, NY - This parcel consists of a 4 acre approved residential lot in Pound Ridge, New York. It is carried at $225,000 on the February 28, 1995 Balance Sheet.

            Middletown, Connecticut - The several parcels consisting of a small factory building and several one and two family houses are either under contract to be sold or expected to be sold by the beginning of PSC's new fiscal year in March 1996.

            Hunter, New York - PSC owns a participation interest in various properties, which consist of a clubhouse, 8 condominium units, an office building, a hotel site and acreage in an area called Hunter Highlands which is adjacent to the Hunter ski resort. Management believes that these properties have potential, although this depends, in part, on whether a proposed amendment to the New York state constitution, which would allow gaming in Greene County, is authorized and approved by the voters in a referendum which could be held as soon as 1997. A recovery in the market for second homes will also positively affect the value of these properties.

      The Medical Financial division operates Medical Financial Corp., a start-up company, for which financial information will be reported in the PSC's next financial statement. This division purchases insurance company receivables from medical groups. Recent results are encouraging and management is optimistic that this division will make a significant contribution to PSC's future profitablility.

                                 NASDAQ Listing

      On February 22, 1996 at 10:00 A.M. management will hold an open meeting of the Board of Directors of PSI and PSC at the Hotel Ramada, 1 Ramada Place, New Rochelle, New York to which all shareholders of Programming and Systems, Inc. are invited. At this meeting, management will report further on the status of the plans to carry out Judge Sweet's Orders.

      At this meeting management also expects to conduct the following business:
(i) change the name of PSC; (ii) authorize counsel to obtain indications of approval for the listing of PSC's shares on NASDAQ; (iii) direct PSC's auditors to expedite the audit of the PSC financial statement for the year ending February 28, 1996; (iv) set the agenda and timetable for the distribution to you of one share of PSC for each share of PSI which you currently own. (You will continue to hold your PSI shares.) After the distribution and when the current audited financial statement for PSC is completed, a meeting of all shareholders will be held to elect a PSC Board of Directors.

Sincerely,

PROGRAMMING AND SYSTEMS, INC.

/s/ Peter Barotz

Peter Barotz
President

Directors:

Peter Barotz
Seth Grossman
Jed E. Schutz
Lester Tanner

Bridget F. Dewsnap
Vice President Finance

[Letterhead of MICHAEL, ADEST & BLUMENKRANTZ, CERTIFIED PUBLIC ACCOUNTANTS P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of PSI Settlement Corp. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of PSI Settlement Corp. and subsidiaries as of February 28, l995, and the related consolidated statements of income, shareholders' equity end cash flows for the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Wendclark Corporation and Wendcello Corporation, wholly owned subsidiaries, which statements reflect total assets of $3,104,880 as of February 28, 1995. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Wendclark Corporation and Wendcello Corporation, is based solely on the report of the other auditor.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of PSI Settlement Corp. and subsidiaries as of February 28, 1995, and the results of their operations and their cash flows for the period then ended, in conformity with generally accepted accounting principles.


                                           /s/ MICHAEL, ADEST & BLUMENKRANTZ
                                           MICHAEL, ADEST & BLUMENKRANTZ

                                           Certified Public Accountants, P.C.

New York, New York
November 2, 1995
(Except for note 7E & 7F, as to which
the date is December 5, 1995)

                              PSI SETTLEMENT CORP.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1995

ASSETS

CURRENT ASSETS

   Cash & cash equivalents                          $  791,799
   Accounts Receivable-factoring                       174,512
   Inventories at cost                                  76,438
   Other current assets                                184,797
                                                    ----------
   TOTAL CURRENT ASSETS                              1,227,546
                                                    ----------

FIXED ASSETS
   Furniture, fixtures
    and equipment                                    2,474,389
   Less: Accumulated depreciation                    1,056,246
                                                    ----------
NET BOOK VALUE                                       1,418,143
                                                    ----------
OTHER ASSETS
   Land & buildings
       --Foreclosed properties         $ 2,235,000
       Less: Due to participants          (458,000)
                                       -----------
   Net Value of foreclosed properties
    and mortgages receivable                         1,777,000
   Capitalized foreclosure costs                        52,975
   Loans receivable - officer                           70,340
   Unamortized leasehold costs                         634,590
   Technical assistance fees                           240,171
   Other                                                 7,731
                                                    ----------
   TOTAL OTHER ASSETS                                2,782,807
                                                    ----------
   TOTAL ASSETS                                     $5,428,496
                                                    ==========


                 See Notes to Consolidated Financial Statements

                              PSI SETTLEMENT CORP.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1995

LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES

    Accounts payable and
     Accrued expenses                                               $   745,467
    Notes payable - current maturities                                   25,121
    Due to customers                                                     56,362
    Taxes payable - income                                                4,283
    Other current liabilities                                            77,243
                                                                    -----------
Total current liabilities                                               908,476
                                                                    -----------

Other liabilities
    Notes payable - less current
      Maturities                                                        144,133
    Due to Parent                                                        71,678
                                                                    -----------
          Total other liabilities                                       215,811
                                                                    -----------
          Total liabilities                                           1,124,287
                                                                    -----------

Stockholder's equity
    Common stock -$1 par value
      Authorized 75,000 shares
      Issued 10,000                                                      10,000
   Capital in excess of par value                                     4,459,797
   Retained earning                                                    (165,588)
                                                                    -----------
          Total stockholder's equity                                  4,304,209
                                                                    -----------
        Total liabilities and
            Stockholder's equity                                    $ 5,428,496
                                                                    ===========


                 See Notes to Consolidated Financial Statements

                              PSI SETTLEMENT CORP.
                                AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED FEBRUARY 28, 1995

REVENUE
    Restaurant food sales                                          $ 14,523,900
                                                                   ------------
          Total income                                               14,523,900
                                                                   ------------

COST AND EXPENSES
    Cost of Sales - direct costs                                      4,854,252
    Selling, general & administrative-
        Restaurants                                                   8,705,224
        Other                                                           136,164
    Interest expense                                                     16,384
    Depreciation and amortization                                       364,352
                                                                   ------------
         Total costs and expenses                                    14,076,376
                                                                   ------------
    Income from operations
         before income taxes and other items                            447,524
    Interest and dividends                                               39,697
                                                                   ------------
    Income before income taxes                                          487,221
                                                                   ------------
    TAXES ON INCOME
         Current expense (benefit)                                       76,821
         Deferred expense (benefit)                                      (6,817)
                                                                   ------------
          Total tax expense                                              70,004
                                                                   ------------
    Net income                                                     $    417,217
                                                                   ------------


            See Notes to Consolidated Financial Statements

                              PSI SETTLEMENT CORP.
                                AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1995

                                                                     Total
                                  Additional      Retained           Stock-
                         Common    Paid-In        Earnings          holder's
                         Stock     Capital       (Deficit)           Equity
                         -----     -------       ---------           ------

Balances,
February 28, 1994       $10,000   $4,459,797     $(582,805)        $3,886,992

Net income for the
  year ended
  February 28, 1995          --           --       417,217            417,217
                        -------   ----------     ---------         ----------
Balances
  February 28, 1995     $10,000   $4,459,797     $(165,588)        $4,304,209
                        =======   ==========     =========         ==========


                 See Notes to Consolidated Financial Statements

                              PSI SETTLEMENT CORP.
                                AND SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 28. 1995

Cash flows from operating activities:
    Net income                                                        $ 417,217
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                                       364,352
    Deferred income tax expense (benefit)                                (6,817)
    (Increase) decrease in accounts receivable                         (174,512)
    (Increase) decrease in inventory                                         97
    (Increase) decrease in net value of foreclosed
     properties and mortgages receivable                                164,189
    (Increase) decrease in capitalized foreclosure costs                 (3,462)
    (Increase) decrease in prepaid expenses
     miscellaneous receivables, and other assets                          8,145
    Increase (decrease) in accounts payable,
     accrued expenses and taxes                                        (136,601)
    Increase (decrease) in due to Parent                                 56,362
    Increase (decrease) in due to customers                              71,678
    Increase (decrease) in other liabilities                             (9,239)
                                                                      ---------
    Net cash provided by operating activities                           751,409
                                                                      ---------
Cash flows from investing activities:
    Acquisition of fixed assets                                        (300,092)
    Loans to officer                                                    (14,617)
                                                                      ---------
    Net cash (used) by investing activities                            (314,709)
                                                                      ---------
Cash flows from financing activities:
    Principal payments on notes payable                                (298,473)
                                                                      ---------
    Net cash provided by financing activities                          (298,473)
                                                                      ---------
Net increase (decrease) in cash                                         138,227
Cash, beginning of year                                                 653,572
                                                                      ---------
Cash, end of year                                                     $ 791,799
                                                                      =========
Additional cash flow information:
    Interest expense paid                                             $  16,384
                                                                      =========
    Income taxes paid                                                 $  68,783
                                                                      =========
Non-cash financing activities:
    Assets acquired under capital lease                               $ 124,254
                                                                      =========
    Purchase money note given on land acquisition                     $  45,000
                                                                      =========


                 See Notes to Consolidated Financial Statements

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. PRINCIPLES OF CONSOLIDATION:

      The consolidated financial statements include the accounts of PSI Settlement Corp. (the "Company" or "PSC") and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

B. BUSINESS ACTIVITIES OF THE COMPANY:

      PSC was established in November 1993, to settle a class action (see Note
      7E) against Programming and Systems, Inc. (PSI), in order to liquidate certain assets in favor of the shareholder class in settlement of the class action. The assets transferred to PSC included PSI Capital Corp. and PSI Food Services, Inc. which in turn own all of the stock of Wendcello Corp., and Wendclark Corp. In 1995, an additional subsidiary, Medical Financial Corp. was formed. However, pursuant to Court Order PSC is no longer under the obligation to liquidate. PSC intends to register its common stock on the NASDAQ and operate as an ongoing entity.

      1) The food services companies consist of Wendclark Corp. and Wendcello Corp.

            Wendclark Corp. was incorporated in West Virginia on March 22, 1990. Wendcello Corp. was incorporated in New York on June 25, 1990. The food service companies were formed to acquire, own and operate eleven existing Wendy's Old Fashioned Hamburger Restaurants in West Virginia and the Hudson Valley, New York area. Six of the restaurants were acquired from a franchisee of Wendy's International and five were acquired from a subsidiary of Wendy's International. In addition, the companies constructed 3 new restaurants which opened between December 1990 and November 1992. In February 1995, a previously closed fast food restaurant was leased and is being renovated.

            The Companies' day-to-day operations are managed by Management Corporations, which are affiliated with the Companies by reason of common management (See Note 6a).

      2) The mortgage lending business consists of PSI Capital Corp. PSI Capital Corp. was incorporated in April, 1989 for the purpose of extending first and subordinate real estate mortgages.

      3) Medical Financial Corp was incorporated in New York on January 12, 1995. The Company factors the insurance claims receivable of medical practices.

C. REVENUE RECOGNITION:

      The accrual method of accounting is used to record all income.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

D. INVENTORIES:

      Inventories of food and supplies are stated at coat.

E. PROPERTY, EQUIPMENT AND DEPRECIATION:

      Property and equipment are stated at cost. Depreciation is provided by application of the straight-line method over estimated useful lives of seven years for restaurant equipment, five years for computer equipment and approximately ten to twenty two years for leasehold improvements.

F. LAND AND BUILDINGS (FORECLOSED PROPERTIES):

      The methods for valuing property and mortgages where current appraisals are unobtainable, is based on management's best judgements regarding the economy and market trends. These factors cannot be precisely quantified and verified. As a result, estimates may change based on ongoing evaluation of future economic and market trends.

G. LEASES:

      leases which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Such assets are depreciated in the same manner as owned assets. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

H. LEASEHOLD COSTS:

      The Company has capitalized the applicable costs and related expenses of acquiring the leases for its various restaurants and is amortizing them over the terms of the applicable leases, ten to twenty years.

I. TECHNICAL ASSISTANCE FEES:

      The Company has capitalized the Technical Assistance Fees paid to Wendy's International and is amortizing them on a straight-line basis over fifteen to twenty years.

J. INCOME TAXES:

      Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company's assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The Company accounts for such deferred taxes pursuant to Financial Accounting Standards Board Statement No. 109.

                              PSI SETTLEMENT CORP.
                         NOTES TO FINANCIAL STATEMENTS
                               FEBRUARY 28, 1995

NOTE 2: PROPERTY AND EQUIPMENT

      Property and equipment at February 28, 1995 consists of the following:

                                                                   1995
                                                                ----------
       Land                                                     $   50,000
       Land improvements                                            69,943
       Restaurant equipment                                      1,839,138
       Leasehold improvements                                      358,226
       Computer equipment                                           29,028
       Register systems under capital leases                       124,254
       Transportation                                                3,800
                                                                ----------
      Total                                                      2,474,389
      Less: Accumulated depreciation                             1,056,246
                                                                ----------
      Property and equipment, net                               $1,418,143
                                                                ==========

NOTE 3: LAND AND BUILDING - FORECLOSED PROPERTIES

      The borrowers on several mortgages defaulted on their loan payments and PSI Capital Corp. successfully foreclosed on the underlying properties. These properties have been capitalized at the value of the mortgage debt. Some of the properties have been written down to fair market value where the capitalized value exceeded the fair market value.

      The foreclosed properties are shown net of participations. Participants were used to finance the original mortgages receivable. Upon foreclosure, when the recovery is for a lesser amount than the principal amount of the mortgage, PSI Capital Corp. agreed that the first 10-15% of the losses, if any, upon the liquidation of the collateral, shall be borne by it.

      The following properties have bean foreclosed on:

      A. Granby, CT                                             $  900,000
      B. Brookfield, CT                                            430,000
      C. Goshen, NY                                                380,000
      D. Pound Ridge, NY                                           225,000
      E. Middletown, CT                                            300,000
                                                                ----------
                                                                $2,235,000
                                                                ==========

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 3: LAND AND BUILDING - FORECLOSED PROPERTIES (cont'd)

A. Granby, CT

      This is a partially built office building in Granby, Connecticut, which PSC now owns as a result of the foreclosure of the first mortgage on the property which was acquired for approximately $1,000,000. PSI Capital held a second mortgage on the property for $800,000, less $220,000 due to participants, at the date of the foreclosure.

      There is an agreement between PSC and PSI Capital that upon sale of the property, the first net proceeds of sale will be paid to PSC until the acquisition cost of the first mortgage plus interest at the rate of 10% per annum are recovered. The next net proceeds of sale will be paid to PSI Capital Corp. Based on a current appraisal the property has been written down to $900,000.

B. Brookfield, CT

      These are two parcels of land in Brookfield, Connecticut. PSI Capital Corp. held the original mortgage of $430,000, less $70,000 due to participants. The Company foreclosed upon the property. Current appraisals for the two parcels of land are for $290,000 and $225,000. The property is valued at the face value of the mortgage on the balance sheet because this amount is less than its fair market value.

C. Goshen, NY

      PSI Capital Corp. held the first mortgage on 90% of a parcel of land in Goshen, New York, and a second mortgage on 10% of this same property. The property has been foreclosed upon and is presently owned by PSI Capital Corp. PSI Capital has instituted an action against the village of Goshen to enforce a subdivision plan for the property. If this action is successful, the property will be appraised at $2,500,000. During fiscal year 1994 this property had bean written down to $380,000 which represents its fair market value as vacant land.

D. Pound Ridge, NY

      PSI Capital Corp. holds the first mortgage on four acres of residential land in Pound Ridge, New York. During fiscal 1994 this property had been written down to $225,000 based upon an appraisal.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 3: LAND AND BUILDING - FORECLOSED PROPERTIES (cont'd)

E. Middletown, CT

      PSI Capital Corp. held the first mortgage on seven parcels of land in Middletown, Connecticut, and the third mortgage on the home of the borrower. The amount of the mortgages are for $550,000, less $40,000 due to participants. Based upon appraisals this property has been written down to $300,000. It is now owned by PSI Capital Corp. as a result of the foreclosure of the mortgages.

NOTE 4 - LOANS RECEIVABLE OFFICER

      Wendcello Corp. has made certain loans to its President. At February 28, 1995 $70,340 was outstanding. Included in this amount was $5,117 of interest accrued at 9% per annum. The loans have no specific repayment terms and are accordingly reported as non-current.

NOTE 5 - NOTES PAYABLE

         Notes payable consist of the following:
         A.  Capitalized lease obligation payable          $ 124,254
         B.  Purchase money note payable                      45,000
                                                           ---------
                                                             169,254
         Less:  Amounts payable within one year               25,121
                                                           ---------
                                                           $ 144,133
                                                           =========

A. In January 1995, Wendcello Corp committed to the lease of new cash register systems for all of its restaurants. Sixty payments of $2,442 commerce April 1995. At the conclusion of the lease, the equipment may be purchased for $12,150. Wendcello Corp. has capitalized this lease obligation including the purchase option utilizing an imputed interest rate of 9.37%. Minimum lease payments including imputed interest and principal through maturity are as follows:

    Year-Ending                         Minimum       Amounts Representing
     February                       Lease-Payments  Interest     Principal
    ----------                      --------------  --------     ---------
       1996                            $ 26,863      $10,025      $ 16,838
       1997                              29,306        9,217        20,089
       1998                              29,306        7,251        22,055
       1999                              29,306        5,094        24,212
       2000                              29,306        2,725        26,581
       2001                              14,592          113        14,479
                                       --------      -------      --------
      Total                            $158,679      $34,425      $124,254
                                       ========      =======      ========

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 5 - NOTES PAYABLE (cont'd)

B. Purchase Money Note Payable:

      The consideration for the land purchased to extend the Clarksburgh parking lot was $50,000, of which $5,000 was paid in cash and the balance by delivery of five-year, 5%, $45,000 purchase money note secured by a deed of trust. The note is payable in five annual installments of $10,394 on April 1, 1995 through 1999. Annual principal maturities are as follows:
      1995: $8,283; 1996: $8,498; 1997: $8,937: 1998: $9,399 and 1999: $9,883.

NOTE 6 - RELATED PARTY TRANSACTIONS

A. Management Agreement:

      The day-to-day operations of the subsidiaries, Wendcello and Wendclark are managed by Cello and Clark Management Corps., respectively. The management companies are affiliated with the subsidiaries in that certain of its officers and/or directors are also officers and/or directors of the subsidiaries. The management agreement took effect upon the purchase of the restaurants and is to remain in effect as long as the subsidiaries continue to own the restaurants.

      The management agreement grants the management company complete authority with respect to day-to-day operations, all of which is carried out under the subsidiaries' name. Any non-routine matters such as the purchase or sale of real property or fixed assets, assignment or sublease of a lease, any proposed borrowing or financing or participation in a joint venture including the exercise of the purchase option granted by the seller or Wendy's requires the joint approval of the subsidiaries and the management company.

      The management agreement provides for a basic fee equal to thirty percent on Wendcello and forty percent on Wendclark of pre-tax cash flow determined annually and paid on an estimated basis quarterly to be adjusted when annual results are known. The management fees were $178,000 in 1995. The agreement further provides for an incentive fee equal to thirty and forty percent of the pre-tax proceeds of the sale or refinancing of any assets owned or later acquired by the subsidiaries less any amounts used to buy replacement assets or to pay off any refinanced obligations. Whenever basic or incentive fees are paid, the subsidiaries must pay a dividend to its parent equal to two and one-third times and one and one-half times the amount of the fee paid to Cello and Clark Management Corps., respectively.

      The agreement further provides that in the event the subsidiaries exercise the purchase option for the real property granted by Wendy's International or the lessor, the parent Company and the management company shall share in the capital funding there of (that is, for the portion which cannot be financed through third parties). For any period in which cash flow is negative, working capital advances shall be made to the subsidiaries by its parent and management company in the ratio of 7 to 3 and 3 to 2 for Wendcello and Wendclark, respectively.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 6 RELATED PARTY TRANSACTIONS (cont'd)

B. Consulting Agreement:

      Wendclark has a three-year consulting contract with its Chairman renewed in 1993 through March 31, 1996 providing for a monthly fee of $1,050 plus reasonable expenses. For fiscal 1995, $12,550 was incurred pursuant to this contract. At expiration, the agreement is automatically renewable for as long as Wendclark remains in business at not less than the current fee.

C. Guarantee Fee:

      Wendclark has a management agreement which provides that the Company shall pay a quarterly fee to its Chairman and President for guaranteeing the term bank loan to Union National Bank. The fee is equal to 1.5% of the outstanding amount, payable quarterly, apportioned between the two guarantors in the approximate ratio of their net worths available for taking. For the year ended February 28, 1995 the guarantee fee was $319.

NOTE 7. COMMITMENTS AND CONTINGENCIES

A. Franchise Agreement Commitments:

      Wendcello and Wendclark, subsidiaries of the Company are the franchisees for the fourteen Wendy's Restaurants it owns and operates. The franchise agreements obligates the subsidiaries to pay to Wendy's International a monthly royalty equal to 4% of the gross sales of each restaurant during the month, or $250, whichever is greater.

      Additionally, the subsidiaries must contribute to Wendy's National Advertising Program 2.5% of the gross sales and spend not less than 1.5% of the gross sales of each restaurant for local and regional advertising.

B. Minimum Operating Lease Commitments:

      All of the Wendy's leases are net leases and require the Company to pay the taxes, maintenance and operating costs associated with the property, except for one location, where the real estate taxes are paid by the landlord.

         The term of each Wendcello lease is approximately twenty years through June 30, 2010 provided the Company's franchise agreements have been renewed and are still in effect at such date. Rent is equal to eight percent of gross sales subject to an annual aggregate minimum of $450,000. The leases do not contain renewal provision except by subsequent mutual agreement.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES (cont'd)

      The Wendclark leases with Wendy's each have an initial term of approximately twenty years expiring December 31, 2009. Rent is equal to four percent of gross sales through December 31, 1995, five percent, six percent and seven percent for each of the next three years, respectively, and eight percent for the remaining eleven years of the leases' primary terms. These leases may be extended for two successive five-year terms at a rental equal to eight percent of gross sales.

      The subsidiaries have various options to purchase the properties on which the Wendy's restaurants are located. On four of the properties there is an option to purchase all but not less than all of these properties leased from Wendy's. If exercised, the aggregate purchase price is $1,680,000. The option may be exercised through the tenth year of the lease. If exercised, the purchase option agreement requires Wendclark to give to Wendy's the right of first refusal, for a period of twenty years, in the event the properties are resold.

      Wendcello has the option through June 30, 1996 to purchase all four but not less than all of the properties that it leases from Wendy's together with a small office building located on one of the properties and also owned by the lessor. If exercised, the aggregate purchase price is the greater of $5,100,000 or an amount determined by a formula based on the properties' rental income earned. Wendcello also has a right of first refusal to purchase the leased properties during the exercise period of the purchase option.

      The lease for one of the newly constructed restaurants expires on January 31, 2003 without renewal provision. Minimum base rent is $77,050 through March 31, 1999 and $81,000 for the remainder of the lease term. The lease provides for common area charges as well as percentage rent at 8% of sales in excess of base minimums.

      The lease for one of the restaurants in the original acquisition (not leased from Wendy's) has a primary term expiring on September 26, 1997. The lease may be extended for up to three consecutive terms of five years each. The basic annual rental for the primary and any renewal terms of the lease is $27,000. The lease also requires percentage rent at 5% of annual sales in excess of $540,000 but the lessee receives a credit against such percentage rent for all sum it pays for real estate taxes, assessments, hazard and liability insurance and various other charges imposed by local governmental bodies, except utility charges.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES (cont'd)

      The Bridgeport restaurant lease expires December 31, 2000. The minimum rent is $30,000 par annum and percentage rent equal to 5% of annual sales in excess of $600,000 also applies. The lease also requires additional payments aggregating $4,750 annually for common area maintenance and marketing expenses of the mall in which the restaurant is located.

      The Summersville restaurant lease is for twenty years through December 1, 2012 and may be extended for up to 4 five-year renewal terms. Base annual rent of $50,000 may be increased by the landlord by 5% after each of the five year periods of the lease term including renewals. The lessee has the right of first refusal to match any third-party purchase offers for the property and commencing in the eighth year of the lease may purchase the property for its then appraised value.

      On February 20, 1995, Wendclark leased certain premises in New Martinsville, West Virginia, where previously had been operated a fast-food restaurant. The Company is renovating the restaurant. The lease term is for twenty years through February 19, 2015 with one five-year renewal period. The basic rent increases periodically from $27,000 per annum in years 1 through 3 to $45,280 for years 19 and 20. There is no percentage rent. Rent for the renewal period is $49,355 per annum.

      Wendclark may terminate the lease at any time during the first five years by payment of rent, on a monthly basis, through the end of the fifth year, reduced by any rents received by the lessor from a subsequent tenant during all or any part of such period. After the fifth year, Wendclark may terminate the lease at any time upon the payment of rent, on a monthly basis, for a two-year period.

      Wendclark has the right of first refusal to match any bona-fide third party purchase offer for the property during the lease term including the renewal period, if elected.

      Wendclark also has a purchase option for the property which it may exercise upon notification from the lessor of his interest in selling the property. In such case, if the lessor and Wendclark cannot reach a mutually agreeable price, each shall designate a qualified real estate appraiser and such two appraisers shall together designate a third. Each of the three appraisers shall then independently appraise the property and the purchase price shall be the arithmetic mean of the three appraisals. Should Wendclark the elect to purchase the property at the price so determined, the cost of all appraisals shall be divided equally between Wendclark and the lessor. If Wendclark shall decline to purchase the property, Wendclark must bear the entire cost of the appraisals. Upon the sale, the lessor is to pay applicable transfer taxes and Wendclark is to pay recordation charges.

      Rent expense for all of these restaurants, was approximately $986,650 in 1995 of which approximately $638,750 was attributable to base rentals and $347,900 was attributable to contingent rentals.

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES (cont'd)

      In July, 1994 PSC moved its executive offices to office facilities that are leased under a three year and two month operating lease expiring in August, 1997.

      Subject to annual real estate adjustments, and additional rent in excess of base sales, the following is a schedule of future minimum rental payments required under the above operating leases as of February 29, 1995:

Year Ending
 February
-----------
  1996              $   695,800
  1997                  689,050
  1998                  654,436
  1999                  641,230
  2000                  638,430
  Thereafter          6,040,945
                    -----------
  Total             $ 9,359,891
                    ===========

C. Contracts

1. The Company has a three year employment contract with its Chief Executive Officer commencing January 1, 1995 through December 31, 1997. The base salary for this executive is $110,000 in 1995, $120,000 in 1996, and $130,000 in 1997 plus an unaccountable expense allowance of $5,000 per year, plus any other reasonable expenses. At expiration, the agreement is automatically extended for additional one year period unless either party shall notify the other of his or its intention not to renew the Agreement.

2. The Wendcello Subsidiary has three-year consulting contracts with one of its executives and another consultant renewed in 1993 through August 30, 1996 providing for a monthly fee of $600 to each plus reasonable expenses. At expiration, the agreements are automatically renewable thereafter for as long as Wendcello remains in business at not less than the current fee. For fiscal 1995 $14,400 was incurred pursuant to this and the previous contract.

      The Wendclark subsidiary is committed to pay a guarantee fee to its Chairman and President and also has a consulting contract with its Chairman (See Notes 6b and 6c).

                              PSI SETTLEMENT CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES (cont'd)

D. Financing Commitment:

      Wendclark estimates the total cost of renovating and equipping the New Martinsville restaurant to be $290,000 and has obtained a financing commitment from Banc One for a 10-year secured term loan in the amount of $200,000 with the balance to be funded from operating cash flow. Wendclark will choose between a floating or semi-fixed interest rate option. All assets of the new location will be pledged as collateral and the loan will be guaranteed by the Company's three executive officers.

E. Formation of PSI Settlement Corp:

      In 1993, Shareholders of Programming and Systems, Inc. (PSI) brought a class action against PSI and certain of its officers in the United States District Court for the Southern District of New York, which was settled by a Stipulation of Settlement dated as of November 15, 1993 (the "Stipulation"), pursuant to which PSI Settlement Corp. (PSC) was formed. On January 21, 1994 Judge Robert Sweet signed the Order confirming the Stipulation. Pursuant to that Stipulation (i) the eligible shareholders of PSI received a pro-rata distribution of $1,400,000, after deduction of the fees and expenses of the class action, which amounted to fifty cents per share, and (ii) all the shares of PSC were delivered to Escrow Agents to hold for the benefit of all shareholders of PSI. Pursuant to the Orders of Judge Sweet, PSI transferred certain assets to PSC as specified in the Stipulation and the Court's Orders. These payments, including the shares of PSC, fully settled all of the claims by PSI shareholders that could have been asserted against PSI and the other defendants in the class action.

      On June 12, 1995 Judge Sweet signed an Order approving an amendment of the Stipulation which permitted PSC to operate as an ongoing entity rather than liquidating its assets, provided the escrowed shares of PSC are delivered out to PSI shareholders and listed on NASDAQ by June 12, 1997.

      In addition to settling the class action, PSI has now settled the action by the Securities and Exchange Commission against it and resolved or paid the material claims and lawsuits which arose out of its discontinued vocational school operations. At the present time, the audits of PSI's income tax returns through February 29, 1993 and reviews by education agencies are incomplete, but no claims have been instituted against PSI. PSI will defend against any such claims that may be instituted and the management of PSI believes it will successful. PSC has been advised by legal counsel that PSC would not be held liable for any liabilities PSI might incur in the event of an unfavorable outcome to said audits, reviews or other claims which may be made against PSI.

                              PSI SETTLEMENT CORP.
                         NOTES TO FINANCIAL STATEMENTS
                               FEBRUARY 28, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES (cont'd)

F. Litigation:

      PSI is subject to a number of lawsuits, investigations and claims arising out of the general conduct of its past businesses. Management has been advised by legal counsel that PSC would not be held liable for any unfavorable outcome of litigation involving the PSI. Management's intentions are to vigorously defend all litigation to the best of its ability.

      In January 1995, PSI Capital Corp. filed a lawsuit against the village of Goshen, N.Y. This is an action by PSI Capital Corp. against the village of Goshen to specifically enforce an agreement with respect to the development of vacant land and for damages. It is pending in the Bankruptcy Court in Connecticut in the pending Chapter 11 Proceedings of PSI Capital Corp.

G. Bankruptcy:

      On March 25, 1992, PSI Capital Corp. filed for relief under Chapter 11 of the Bankruptcy Code. This filing was done in order to protect second mortgage positions on two of the properties. This action provided PSI Capital Corp., with sufficient time to negotiate with the holders of prior mortgages and secure PSI Capital Corp's interest in the properties.

NOTE 8 - INCOME TAXES

      The provision for income taxes for fiscal 1995 reflects the following:

      Currently payable:
      Federal                                                    $      0
      State                                                        76,821
                                                                 --------
      Total currently payable                                      76,821
                                                                 --------
      Deferred:
        Federal                                                  $      0
        State                                                      (6,817)
                                                                 --------
      Total deferred                                               (6,817)
                                                                 --------
      Total                                                      $ 70,004
                                                                 ========

      PSC files a consolidated federal tax return with PSI, which has no federal tax liability due to current and prior year net operating losses.

      At February 28, 1995, the Company's book basis in its depreciable property and equipment exceeded its taxable basis by $232,009 resulting in a cumulative deferred state tax asset of $6,817.